Filed Pursuant to Rule 424(b)(7)
Registration No. 333-200596

PROSPECTUS SUPPLEMENT

To prospectus dated December 10, 2014

402,447,679 Class A Shares
Representing Limited Partner Interests

This prospectus supplement updates and amends certain information contained in the prospectus dated December 10, 2014, as supplemented by the prospectus supplements dated December 31, 2014, April 1, 2015, July 1, 2015, October 1, 2015, December 22, 2015, January 4, 2016 and February 1, 2016 (as supplemented, the “Prospectus”), covering the resale by selling shareholders of up to an aggregate of 402,447,679 Class A shares representing limited partner interests in us. This prospectus supplement is not complete without, and may not be utilized except in connection with, the Prospectus, including any additional amendments or supplements thereto.

Limited partnerships are inherently different than corporations, and investing in our Class A shares involves a high degree of risk. You should carefully consider the risks relating to investing in our Class A shares and each of the other risk factors described under “Risk Factors” on page 2 of the prospectus dated December 10, 2014 before you make an investment in our Class A shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Class A shares or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 7, 2016

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is being filed to amend and supplement the information that appears under the caption “Selling Shareholders” in the Prospectus.  Capitalized terms that are not defined in this prospectus supplement are defined in the Prospectus.

SELLING SHAREHOLDERS

On or about February 10, 2016, (i) KAFU Holdings, L.P. (“KAFU”) exercised the Exchange Right with respect to an aggregate of 1,381,785 of its Class B shares, AAP units and general partner units and then distributed the resulting 1,381,785 Class A shares to certain of the selling shareholders listed below, (ii) KAFU Holdings (QP), L.P. (“KAFU QP”) exercised the Exchange Right with respect to an aggregate of 18,818,507 of its Class B shares, AAP units and general partner units and then distributed the resulting 18,818,507 Class A shares to certain of the selling shareholders listed below and (iii) FRCI, LLC (“FRCI”) exercised the Exchange Right with respect to 445,466 of its Class B shares, AAP units and general partner units and then distributed the resulting 445,466 Class A shares to certain of the selling shareholders listed below.  We are amending the Selling Shareholders table in the Prospectus to reflect these transfers and to include or update information with respect to the transferees of such interests.

Selling Shareholders	Class A Shares Beneficially Owned Prior to the Offering		Percentage of Class A Shares Beneficially Owned Prior to the Offering	Class A Shares Offered Hereby		Class A Shares to be Beneficially Owned After Offering	Percentage of Class A Shares to be Beneficially Owned After Offering
KAFU Holdings, L.P.(1)(2)	3,305,189		*	3,305,189		—	—

KAFU Holdings LLC(1)(3)	39,051		*	39,051		—	—

Daniel Zelikow Custodian FBO Mateo P. Sanguinetti-Zelikow(1)	19,512		*	19,512		—	—

Daniel Zelikow Custodian FBO Maya N. Sanguinetti-Zelikow(1)	19,512		*	19,512		—	—

Steven Zaw and Noriko Zaw, Trustees of the Zaw Family 2013 Living Trust dtd October 26, 2013(1)(4)	643		*	643		—	—

Other KAFU Transferees(5)	1,674,647	(6)	*	1,303,067	(6)	371,580	*

KAFU Holdings (QP), L.P.(1)(7)	64,803,104		10.4%	64,803,104		—	—

Kayne Anderson MLP Fund, L.P.(1)(8)	5,332,745	(9)	*	2,256,245	(9)	3,076,500	*

Kayne Anderson Capital Income Partners (QP), L.P.(1)(8)	1,819,773		*	1,819,773		—	—

The Lieberthal Trust dtd 3/23/89(10)	1,565,548		*	1,565,548		—	—

Robert Sinnott 2010 GRAT dtd 1/28/2010(11)	1,487,244		*	1,487,244		—	—

Rosa Sinnott 2010 GRAT dtd 1/28/2010(11)	1,487,244		*	1,487,244		—	—

Daniel Weingeist	1,212,507		*	1,212,507		—	—

Kayne Foundation(1)(12)	962,970		*	962,970		—	—

R & R Schnell Living Trust dtd 1/26/91 as Amended and Restated(13)	812,936	(14)	*	636,281	(14)	176,655	*

William H. Waldorf	597,076		*	597,076		—	—

NFS/FMTC FBO William H. Waldorf IRA Rollover	547,994		*	547,994		—	—

Kanti (QP), L.P.(1)(7)	522,913		*	522,913		—	—

Kayne Anderson Non-Traditional Investments, L.P.(1)(7)	135,295		*	135,295		—	—

Kayne Anderson Capital Advisors, L.P.(1)(3)	91,095		*	91,095		—	—

Kayne Anderson Income Partners, L.P.(1)(8)	47,979		*	47,979		—	—

Other KAFU QP Transferees(15)	5,594,122	(16)	*	5,448,343	(16)	145,779	*

FRCI, LLC	—		—	—		—	—

FRCI Transferees(17)	730,960	(18)	*	445,466	(18)	285,494	*

*                             Less than one percent.

(1)                     Representatives of the selling shareholder have advised us that the selling shareholder is an affiliate of a U.S. registered broker-dealer; however, the selling shareholder acquired the Class A shares in the ordinary course of business and, at the time of the acquisition, had no agreements or understandings, directly or indirectly, with any party to distribute the Class A shares held by the selling shareholder.

(2)                     Kayne Anderson Capital Advisors, L.P. (“KACALP”) serves as the manager of the selling shareholder. Richard A. Kayne is the controlling owner of KACALP, and Robert Sinnott is the portfolio manager of the selling shareholder. Therefore each of Messrs. Kayne and Sinnott may be deemed to exercise shared voting and dispositive power over the Class A shares held by the selling shareholder. Each of Messrs. Kayne and Sinnott disclaims beneficial ownership of any of our Class A shares held by the selling shareholder except to the extent of his pecuniary interest therein.

(3)                     Richard A. Kayne, Chairman and Chief Executive Officer of the managing member of the selling shareholder, exercises sole voting and dispositive power over the Class A shares held by the selling shareholder. Mr. Kayne disclaims beneficial ownership of any of our Class A shares held by the selling shareholder except to the extent of his pecuniary interest therein.

(4)                     Each of Noriko Zaw and Steven Zaw, trustees of the selling shareholder, exercises sole voting and dispositive power over the Class A shares held by the selling shareholder. Each of the foregoing individuals disclaims beneficial ownership of any of our Class A shares held by the selling shareholder except to the extent of his or her pecuniary interest therein.

(5)                     Includes 18 persons not otherwise listed above, none of which currently owns more than 0.2% of the Class A shares. Collectively, these shareholders own approximately 0.3% of the Class A shares. The selling shareholders are partners of KAFU; none of them are our employees.

(6)                     The selling shareholders received an aggregate of 1,303,067 Class A shares in the transfer from KAFU; an aggregate of 371,580 Class A shares were previously owned.

(7)                     Each of Robert Sinnott, portfolio manager of the selling shareholder, and Richard A. Kayne, Chairman and Chief Executive Officer of the manager of the selling shareholder, exercises sole voting and dispositive power over the Class A shares held by the selling shareholder. Each of the foregoing individuals disclaims beneficial ownership of any of our Class A shares held by the selling shareholder except to the extent of his pecuniary interest therein.

(8)                     Each of J.C. Frey, portfolio manager of the selling shareholder, and Richard A. Kayne, Chairman and Chief Executive Officer of the general partner of the selling shareholder, exercises sole voting and dispositive power over the Class A shares held by the selling shareholder. Each of the foregoing individuals disclaims beneficial ownership of any of our Class A shares held by the selling shareholder except to the extent of his pecuniary interest therein.

(9)                     The selling shareholder received 2,256,245 Class A shares in the transfer from KAFU QP; 3,076,500 Class A shares were previously owned.

(10)              Gary Lieberthal, trustee of the selling shareholder, exercises sole voting and dispositive power over the Class A shares held by the selling shareholder. Mr. Lieberthal disclaims beneficial ownership of any of our Class A shares held by the selling shareholder except to the extent of his pecuniary interest therein.

(11)              John Sinnott, trustee of the selling shareholder, exercises sole voting and dispositive power over the Class A shares held by the selling shareholder. Mr. Sinnott disclaims beneficial ownership of any of our Class A shares held by the selling shareholder except to the extent of his pecuniary interest therein.

(12)              Each of Suzanne L. Kayne, President and Director, Richard A. Kayne and Maggie Kayne, Directors, Howard Zelikow, Treasurer, and Janis Minton, Secretary, of the selling shareholder, exercises sole voting and dispositive power over the Class A shares held by the selling shareholder. Each of the foregoing individuals disclaims beneficial ownership of any of our Class A shares held by the selling shareholder except to the extent of his or her pecuniary interest therein.

(13)              Robert H. Schnell, trustee of the selling shareholder, exercises sole voting and dispositive power over the Class A shares held by the selling shareholder. Mr. Schnell disclaims beneficial ownership of any of our Class A shares held by the selling shareholder except to the extent of his pecuniary interest therein.

(14)              The selling shareholder received 636,281 Class A shares in the transfer from KAFU QP; 176,655 Class A shares were previously owned.

(15)              Includes 80 persons not otherwise listed above, none of which currently owns more than 0.1% of the Class A shares. Collectively, these shareholders own approximately 0.9% of the Class A shares. The selling shareholders are partners of KAFU QP; none of them are our employees.

(16)              The selling shareholders received an aggregate of 5,448,343 Class A shares in the transfer from KAFU QP; an aggregate of 145,779 Class A shares were previously owned.

(17)              Includes six persons not otherwise listed above, none of which currently owns more than 0.1% of the Class A shares. Collectively, these shareholders own approximately 0.1% of the Class A shares. The selling shareholders are members of FRCI; none of them are our employees.

(18)              The selling shareholders received an aggregate of 445,466 Class A shares in the transfer from FRCI; an aggregate of 285,494 Class A shares were previously owned.